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                                                           EXHIBIT 99.B2(r)(iii)

                                 CODE OF ETHICS

                          EFFECTIVE: DECEMBER ___, 2002

     THE FOLLOWING CODE OF ETHICS (THE "CODE") IS DESIGNED TO COMPLY WITH
SECTION 17(j) OF THE INVESTMENT COMPANY ACT OF 1940 (THE "1940 ACT") AND HAS BEEN ADOPTED BY FLEET NATIONAL BANK AND QUICK & REILLY, INC. (EACH, A "PLACEMENT AGENT") IN THEIR CAPACITIES AS PLACEMENT AGENTS FOR THE COLUMBIA MANAGEMENT MULTI-STRATEGY HEDGE FUND, LLC (THE "FUND").

1.   STATEMENT OF GENERAL PRINCIPLES

     The specific standards and guidelines set forth in the Code must be applied and followed in the context of the following general fiduciary principles that govern personal investment activities. The Code is based on the principle that Placement Agent personnel who are ACCESS PERSONS of the Fund owe a fiduciary duty to the Fund to conduct their personal securities transactions in a manner that does not interfere with portfolio transactions or take unfair advantage of their relationship with the Fund. Placement Agent personnel must adhere to this general principle as well as the specific requirements set forth in this Code. PLACEMENT AGENT PERSONNEL WHO ARE ACCESS PERSONS OF THE FUND SHOULD UNDERSTAND, HOWEVER, THAT TECHNICAL COMPLIANCE WITH THE SPECIFIC REQUIREMENTS OF THE CODE DOES NOT AUTOMATICALLY INSULATE THEM FROM LIABILITY OR A REVIEW OF TRADES THAT SHOW A PATTERN OF A BREACH OF AN INDIVIDUAL'S FIDUCIARY DUTY.

     Personnel should avoid situations that present actual as well as potential conflicts of interest. As a general principle, it is imperative that Placement Agent personnel who are ACCESS PERSONS of the Fund also avoid any situation that might compromise or call into question their exercise of independent judgment in the interest of Fund shareholders. Areas of concerns relating to independent judgment include, among others, unusual investment opportunities, perks and gifts of more than "de minimis" value offered or given to persons doing or seeking to do business with the Fund.

     Purchases or sales of securities shall be made only in accordance with the Code.

2.   DEFINITIONS

     (a) "ACCESS PERSON" means any director or officer of a Placement Agent who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of a security by the Fund, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of securities. The Code Officer of each Placement Agent shall maintain a list of directors and officers of such Placement Agent deemed to be ACCESS PERSONS for purposes of this Code.

     (b) A security is "BEING CONSIDERED FOR PURCHASE OR SALE" when a recommendation to purchase or sell a security has been made and communicated or, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

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     (c)    "BENEFICIAL OWNERSHIP" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of
     Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which states that the term "beneficial owner" means "any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in" a security. The term "pecuniary interest" is further defined to mean "the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities." "Beneficial ownership" includes accounts of a spouse, minor children and relatives resident in the home of the ACCESS PERSON, as well as accounts of another person if the ACCESS PERSON obtains therefrom benefits substantially equivalent to those of ownership. For additional information, see Appendix A.

     (d) "CONTROL" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

     (e) "PURCHASE OR SALE OF A SECURITY" includes, among other things, the writing of an option to purchase or sell a security.

     (f) "SECURITY" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include shares of registered open-end investment companies, securities issued by the U.S. Government or an instrumentality thereof, short-term debt securities that are government securities within the meaning of Section 2(a)(16) of the 1940 Act, bankers' acceptances, bank certificates of deposit, commercial paper and other money market instruments. Any prohibition or reporting obligation relating to a security shall also apply to any option, warrant or right to purchase or sell such security and to any security convertible or exchangeable for such security.

3.   PROHIBITED TRANSACTIONS

     No ACCESS PERSON shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership and which to his or her knowledge at the time of such purchase or sale (i) is being considered for purchase or sale by the Fund or (ii) is being purchased or sold by the Fund.

4.   EXEMPTED TRANSACTIONS

     In addition to any other exemptions in this Code and except as otherwise noted below, the prohibitions of Section 3 of this Code shall not apply to:

     (a) Purchases or sales effected in any account over which the ACCESS PERSON has no direct or indirect influence or control. For additional information see Appendix A.

     (b) Purchases or sales of securities that are not eligible for purchase or sale by the Fund.

     (c) Purchases or sales which are non-volitional on the part of either the ACCESS PERSON or the Fund.

     (d)    Purchases which are part of an automatic dividend reinvestment plan.

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     (e)    Purchases effected upon the exercise of rights issued by an issuer
     PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     (f) Transactions in options on and securities based on the indices listed in Appendix C, which may be amended from time to time by the Code Officer.

     (g) Purchases and sales approved by the Code Officer if he or she determines after appropriate inquiry that the transaction is not potentially harmful to the Fund because it would be very unlikely to affect a highly institutional market, or because it clearly is not related economically to the securities to be purchased, sold or held by the Fund.

5.   PROHIBITED ACTIVITIES BY ACCESS PERSONS

     ACCESS PERSONS are prohibited from receiving, either directly or indirectly, anything of value in excess of a "de minimis" amount from any person or any employee of an entity that does or seeks to do business with the Fund.

6.   REPORTING

     (a) DUPLICATE CONFIRMATIONS AND ACCOUNT STATEMENTS. Each ACCESS PERSON shall submit to the Code Officer a quarterly report of all trades entered and all transactions completed in which such ACCESS PERSON had any beneficial ownership interest. The quarterly reports must be submitted no later than 10 days after the end of a calendar quarter. The quarterly reports must contain with respect to any transaction during the calendar quarter in a security beneficially owned by the ACCESS PERSON: (1) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved; (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (3) the price of the security at which the transaction was effected; (4) the name of the broker, dealer or bank with or through which the transaction was effected; and (5) the date that the report is submitted by the ACCESS PERSON.

     (b) DISCLOSURE OF ALL PERSONAL HOLDINGS. Within 10 days of becoming an ACCESS PERSON and on an annual basis thereafter (which information must be current as of a date no more than 30 days before the report is submitted), each ACCESS PERSON shall submit in writing to the Code Officer the following information: (1) the title, number of shares and principal amount of each security beneficially owned by the ACCESS PERSON; (2) the name of any broker, dealer or bank from whom the ACCESS PERSON maintains an account in which any securities were beneficially owned by the ACCESS PERSON; and
     (3) the date the report is submitted by the ACCESS PERSON.

     (c) REVIEW OF SECURITIES TRANSACTIONS AND HOLDING REPORTS. The Placement Agents shall maintain procedures to ensure that all securities transactions and holdings reports submitted by ACCESS PERSONS are reviewed by appropriate management or compliance personnel.

7.   CERTIFICATION OF COMPLIANCE

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     Each ACCESS PERSON shall certify on a quarterly basis that he or she has read and understood the Code and is subject thereto, has complied with the requirements of the Code and has disclosed or reported all personal securities transactions as required by the Code.

8.   SANCTIONS

     Upon discovering a violation of the Code, a Placement Agent may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment or service of the violator.

9.   REPORT TO THE BOARD OF DIRECTORS.

     On an annual basis, the Code Officer of each Placement Agent shall prepare a written report to the management of the Placement Agent and the Board of Directors of the Fund that: (1) describes any issues arising under the Code since the last report including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and (2) certifies that the Placement Agent has adopted procedures reasonably necessary to prevent violations of the Code. The Placement Agents shall present any material change to the Code to the Board of Directors no later than six months after adoption of the material change.

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                        APPENDIX A - BENEFICIAL OWNERSHIP

     For purposes of the Code of Ethics, the term "beneficial ownership" shall be interpreted in accordance with the definition of "beneficial owner" set forth in Rule 16a-l(a)(2) under the Securities Exchange Act of 1934, as amended, which states that the term "beneficial owner" means "any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in" a security. The term "pecuniary interest" is further defined to mean "the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities."

     The pecuniary interest standard looks beyond the record owner of securities. As a result, the definition of beneficial ownership is extremely broad and encompasses many situations which MIGHT not ordinarily be thought to confer a "pecuniary interest" in or "beneficial ownership" of securities.

SECURITIES DEEMED TO BE "BENEFICIALLY OWNED"

     Securities owned "beneficially" would include not only securities held by you for your own benefit, but also securities held (regardless of whether or how they are registered) by others FOR YOUR BENEFIT in an account over which you have influence or control, such as, for example, securities held for you by custodians, brokers, relatives, executors, administrators, or trustees. The term also includes securities held for your account by pledgees, securities owned by a partnership in which you are a general partner, and securities owned by any corporation that you control.

     Set forth below are some examples of how beneficial ownership may arise in different contexts.

     FAMILY HOLDINGS. Securities held by members of your immediate family sharing the same household are presumed to be beneficially owned by you. Your "immediate family" includes any child, step-child, grandchild, parent, step-parent, grandparent, spouse, significant other, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (but does not include aunts and uncles, or nieces and nephews). The definition also includes adoptive relationships. You may also be deemed to be the beneficial owner of securities held by an immediate family member not living in your household if the family member is economically dependent upon you.

     PARTNERSHIP AND CORPORATE HOLDINGS. A general partner of a general or limited partnership will generally be deemed to beneficially own securities held by the partnership, as long as the partner has direct or indirect influence or control over the management and affairs of the partnership. A limited partner will generally not be deemed to beneficially own securities held by a limited partnership, provided he or she does not own a controlling voting interest in the partnership. If a corporation is your "alter ego" or "personal holding company", the corporation's holdings of securities are attributable to you.

     TRUSTS. Securities held by a trust of which you are a beneficiary AND over which you have any direct or indirect influence or control would be deemed to be beneficially owned by you. An example would be where you as settlor have the power to revoke the trust without the consent of another person, or have or share investment control over the trust.

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     ESTATES. Ordinarily, the term "beneficial ownership" would not include securities held by executors or administrators in estates in which you are a legatee or beneficiary unless there is a specific bequest to you of such securities, or you are the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such bequest.

SECURITIES DEEMED NOT TO BE "BENEFICIALLY OWNED"

     For purposes of the Code of Ethics, the term "beneficial ownership" excludes securities or securities accounts held by you for the benefit of someone else if you do not have a pecuniary interest in such securities or accounts. For example, securities held by a trust would not be considered beneficially owned by you if neither you nor an immediate family member is a beneficiary of the trust. Another example illustrating the absence of pecuniary interest, and therefore also of beneficial ownership, would be securities held by an immediate family member not living in the same household with you, and who is not economically dependent upon you.

"INFLUENCE OR CONTROL"

     Transactions over which you have "no direct or indirect influence or control" are not subject to the pre-clearance requirements or prohibited transaction rules in Sections 3 and 4 of the Code of Ethics. See Section 5(a). To have "influence or control", you must have an ability to prompt, induce or otherwise affect transactions in the account. Like "beneficial ownership, the concept of influence or control encompasses a wide variety of factual situations. An example of where influence or control exists would be where you, as a beneficiary of a revocable trust, have significant ongoing business and social relationships with the trustee of the trust. Examples of where influence or control does not exist would be a true blind trust, or securities held by a limited partnership in which your only participation is as a non-controlling limited partner. The determining factor in each case will be whether you have any direct or indirect influence or control over the securities account. ACCESS PERSONS with such blind trust or third party discretionary accounts shall have their account agreement and/or governing documents forwarded to Code Officer for review prior to trading pursuant to this exemption. The account will only be exempt if the ACCESS PERSON initially, and on an annual basis thereafter, certifies that he or she maintains no control or influence over the account.

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                            APPENDIX B - CODE OFFICER

[NAME]

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                                   APPENDIX C

S&P 500 Index
S&P Mid Cap 400 Index
S&P 100 Index
NASDAQ 100
Dow Jones

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                     PERSONAL TRADING MONITORING PROCEDURES

     The following are the monitoring procedures to be followed by the Placement Agents to ensure that the Code of Ethics ("Code") is complied with. Capitalized terms used herein shall have the meaning given to them in the Code.

(1)  BROKER CONFIRMATIONS AND ACCOUNT STATEMENTS.

     (a)    Each Access Person shall provide the following:

            - STATEMENT OF PERSONAL SECURITY HOLDINGS, INITIAL AND YEARLY ACCOUNT STATEMENT. Within 10 days after becoming an Access Person, and on an annual basis thereafter (which information must be current as of a date no more than 30 days before the report is submitted), a Statement of Personal Security Holdings which will list all security holdings beneficially owned by the Access Person. The Access Person will be required to confirm the accuracy of a list of accounts for which brokerage account statements are received. A copy of the Statement of Personal Security Holdings for new Access Persons is attached as Exhibit A (for the initial statement). A copy of the Annual Acknowledgment Form Required by all Access Persons is attached as Exhibit B (for the yearly account statement).

            - The Code Officer will determine whether a new employee is, or a change in an employee's status makes that employee, an Access Person. The Code Officer will send the Access Person the following: a memorandum outlining procedures; and a Statement of Personal Security Holdings. The Access Person will complete, sign and return to the Code Officer a Statement of Personal Security Holdings and attach a copy of the most recent brokerage account statements within one week of starting employment or upon becoming an Access Person. If these statements are not received by the Code Officer by the time mentioned above the Code Officer will follow up with the Access Person.

            - QUARTERLY ACCOUNT STATEMENTS. On a quarterly basis, each Access Person will certify that they he or she has reported all required transactions during the past quarter and will continue to comply with the requirements of the Code of Ethics. The Code Officer distributes the Quarterly Acknowledgements and follows up with Access Person if they are not returned. A copy of the Quarterly Acknowledgment is attached as Exhibit C. [NOTE - EXH. C MISSING]

     (b)    All copies of account statements are maintained by the Code Officer.

(2)  CERTIFICATION OF COMPLIANCE.

     All Access Persons must certify on a quarterly basis that they have reported all securities transactions they are required to report and they have complied in all respects with the Code and that they have read and understand the Code, have complied with the requirements of the Code, and have disclosed or reported all personal trading transactions as required by the Code. Each Access Person must complete, sign and return to the Code Officer, Quarterly and Annual Acknowledgements and Statement of Personal Security Holdings. Copies of Statement of Personal Security Holdings and Acknowledgements are attached as Exhibits A and B. The Code Officer distributes and maintains all of the above mentioned materials.

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                                    EXHIBIT A

                     STATEMENT OF PERSONAL SECURITY HOLDINGS
                               NEW ACCESS PERSONS

     As required by the Code of Ethics, set forth below is a complete list of all securities that were beneficially owned by me as of ___________, 2001. For purposes of this Statement, "beneficially owned" and "securities" shall have the meanings given to them in Sections 2(c), 2(f) and Appendix A of the Code of Ethics.*

____ NO SECURITIES OWNED. As of the above date, I did not beneficially own any securities.

____ SECURITIES HELD IN BROKERAGE ACCOUNTS. As of the above date, all securities beneficially owned by me are held at the following brokerage firms:

     ___________________________________________________________________________

     ___________________________________________________________________________

     ___________________________________________________________________________

PLEASE ATTACH COPIES OF ALL YOUR MOST RECENT MONTH-END ACCOUNT STATEMENT(S).

____ SECURITIES NOT HELD IN BROKERAGE ACCOUNTS. As of the above date, I beneficially owned the following securities:

NAME OF SECURITY              NO. OF SHARES       BENEFICIALLY OWNED BY
----------------              -------------       ---------------------


                                         -----------------------------------
                                         Name:

                                         -----------------------------------
                                         Date:

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* For example, "security" DOES NOT include mutual funds or U.S. Government securities, but DOES include municipal securities and market index options and futures. "Beneficially owned" includes accounts of a spouse, minor children or relatives in your home or family trust accounts. See Appendix A of the Code.

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                                    EXHIBIT B

                           ANNUAL ACKNOWLEDGMENT FORM
                        REQUIRED BY ALL ACCESS PERSONS*

                                 CODE OF ETHICS

     I acknowledge receipt of the CODE OF ETHICS and have read and understand the policies and procedures set forth in that document. In accordance with those procedures, I have reported all required transactions and disclosed my personal account holdings during the past year. By signing this form, I confirm the following: 1) I will continue to comply in all respects with the requirements of the Code of Ethics, 2) I executed all of my personal trades during the past quarter through the following accounts and, 3) All of my personal holdings as of December 31, 200_ are included in the following accounts. Any securities not held in these accounts are listed below.

((Location))

     The following account(s) was opened during the quarter (please disclose location, registration, account number and date of opening):

LOCATION               REGISTRATION         ACCOUNT NUMBER          OPENING DATE
--------               ------------         --------------          ------------


     The following securities were not included in the account statements disclosed above (please disclose security and location):

NAME OF SECURITY              NO. OF SHARES             BENEFICIALLY OWNED BY
----------------              -------------             ---------------------


Date:                                 Signed:
      -------------------                     ----------------------------------

                                                  ((Name))
----------
- The Code of Ethics requires this annual acknowledgment even if the access person had no reportable transactions during the period.